      EXHIBIT 99.2

FOR IMMEDIATE RELEASE

CONTACT:

Scott Schweinfurth	Joseph N. Jaffoni, Richard Land

Chief Financial Officer WMS Industries Inc. 847/785-3760 sschweinfurth@wmsgaming.com	Jaffoni & Collins Incorporated 212/835-8500 wms@jcir.com

WMS INDUSTRIES ANNOUNCES PRICING OF $100 MILLION

CONVERTIBLE SUBORDINATED NOTES

Waukegan, IL – June 20, 2003 – WMS Industries Inc. (NYSE:WMS), announced today that it has agreed to sell $100 million aggregate principal amount of 2.75% convertible subordinated notes due 2010 to qualified institutional buyers in a private offering. WMS also granted the initial purchasers of the notes an option to purchase up to an additional $15 million aggregate principal amount of notes. The offering is expected to close on June 25, 2003.

The net proceeds of the offering will be used for working capital, capital expenditures and other general corporate purposes, which may include acquisitions and repurchases of shares of the Company’s common stock under the Company’s existing share buyback program. Subject to completion of the offering, the share buyback program has been increased by $15 million resulting in remaining availability under the program of $22 million.

The notes will be convertible, at the option of the holders, into shares of WMS’ common stock at a conversion price of $19.78 per share (which represents a conversion premium of 15% over yesterday’s closing price of $17.20). The notes are non-callable for the entire seven-year term.

The notes are being offered and sold in the United States under Rule 144A only to qualified institutional buyers. Neither the notes to be offered nor the shares of common stock issuable upon conversion have been registered under the Securities Act of 1933, as amended, or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor will there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

-more-

WMS Industries Announces Pricing of Offering, 6/20/03	page 2

This press release contains forward-looking statements concerning future business conditions and the outlook for the Company based on currently available information that involves risks and uncertainties as more fully described under “Item 1. Business-Risk Factors” in the Company’s Annual Report on Form 10-K. The Company’s actual results could differ materially from those anticipated in the forward-looking statements depending on factors, including, but not limited to: the expansion of legalized gaming into new markets; the development, introduction and success of new games and new technologies; the ability to maintain the scheduling of these introductions; the occurrence of software anomalies that affect the Company’s games; the ability of the Company to implement its technology improvement plan; and the ability of the Company to qualify for and maintain gaming licenses and approvals. The forward-looking statements made herein are only made as of the date of this press release, and the Company undertakes no obligation to publicly update the forward-looking statements to reflect subsequent events or circumstances, except as required by law.

     WMS Industries Inc. is engaged in the design, manufacture, sale and lease of gaming machines and video lottery terminals.

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